EXHIBIT 16.1

Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

December 18, 2012

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated December 18, 2012, of Accelerated Acquisitions XVI, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our decline to stand for re-election and our audit for 2012 and any subsequent interim period through the date of decline to stand for re-election.

Very truly yours,

/s/ Peter Messineo, CPA
Peter Messineo, CPA
Palm Harbor, Florida